EXHIBIT 99
FOR IMMEDIATE RELEASE
CONTACT: John F. Corcoran, 312-822-1371
                      Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES FOURTH QUARTER AND 2007 YEAR-END RESULTS
CHICAGO, February 8, 2008 — CNA Surety Corporation (NYSE:SUR) today reported net income for the fourth quarter of 2007 of $21.9 million, or $0.49 per diluted share, compared to $21.7 million, or $0.49 per diluted share, for the same period in 2006. The current quarter was impacted by additional reinsurance costs that largely offset the impact of higher gross earned premium and higher net investment income.
Net income for 2007 was $92.5 million, or $2.09 per diluted share, compared to $82.8 million or $1.89 per diluted share, for 2006. The increase in net income for the year reflects higher earned premium, higher net investment income, and the impact of a lower expense ratio.
“Our 2007 results were very strong as we achieved 12% growth in net income,” stated John F. Welch, President and Chief Executive Officer. “Although we did experience some loss activity that triggered additional ceded premiums under our reinsurance contract, we are pleased with our overall loss experience in 2007. Our balance sheet is stronger than ever and built on a foundation of high-quality investments.”
For the quarter ended December 31, 2007, gross written premiums grew slightly to $103.8 million compared to $103.4 million for the quarter ended December 31, 2006. For the full year, gross written premiums increased 4% to $471.7 million as compared to 2006.
Contract surety gross written premiums increased 1% to $65.2 million in the fourth quarter. For the full year, gross written premiums for contract surety increased 7% to $305.6 million primarily due to the strength of the non-residential construction economy and the success of our small contractor product.
Commercial surety gross written premiums decreased 1% for the quarter as selective underwriting and some specific exposure reduction opportunities in the large commercial market resulted in lower premium production. Small commercial and related fidelity and other premiums were flat compared to the quarter ended December 31, 2006. For the full year, commercial surety gross written premiums were flat, and fidelity and other premiums decreased slightly.
Net written premiums decreased 4% to $89.3 million from the fourth quarter of 2006 due to the additional ceded reinsurance premiums of $4.3 million. For the full year, net written premiums increased 5% to $428.3 million.
The loss and combined ratios for the quarter ended December 31, 2007 increased slightly to 26.5 percent and 80.9 percent, respectively, compared to 25.7 percent and 80.3 percent, respectively, for the fourth quarter of 2006. The expense ratio improved to 54.4 percent compared to 54.6 percent for the fourth quarter of 2006. The increases in the loss and combined ratios reflect the lower earned premium that resulted from the additional ceded reinsurance premiums.

For the year, the loss ratio increased slightly to 24.5 percent. The expense and combined ratios improved to 54.0 percent and 78.5 percent, respectively, compared to 55.0 percent and 79.3 percent, respectively, for 2006. The improvement in the expense ratio reflects strong premium growth achieved with a minimal increase in underwriting expenses.
Net investment income for the quarter ended December 31, 2007 was $11.8 million compared to $10.3 million during the fourth quarter of 2006 due to an increase in invested assets. The annualized pre-tax yields were 4.6% for the three-month periods ended December 31, 2007 and 2006.
For the year, net investment income increased 14% to $44.6 million compared to $39.3 million for the same period in 2006. The increase reflects the impact of higher overall invested assets and higher yields. The annualized pre-tax yields were 4.6% and 4.5% for 2007 and 2006, respectively. Net realized investment losses were $0.4 million and $1.3 million for 2007 and 2006, respectively. The decrease reflects lower impairment losses in the current year.
As of December 31, 2007, stockholders’ equity increased by 18% from December 31, 2006, to $667.7 million primarily due to net income in the current year. Combined statutory surplus totaled $442.2 million at December 31, 2007, resulting in an annualized net written premium to statutory surplus ratio of 1 to 1.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EST) on February 8, 2008. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 877-857-6149. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=45451 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EST) on February 8th until 1:00 p.m. (EST) on February 22, 2008 by dialing 888-203-1112, pass code 9562174 or over the Internet at the foregoing websites.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating Results:

Gross written premiums	$103,758	$103,409	$471,660	$451,356

Net written premiums	$89,322	$93,459	$428,289	$409,629

Revenues:
Net earned premiums	$103,899	$101,915	$421,506	$393,642
Net investment income	11,844	10,303	44,636	39,324
Net realized investment gains (losses)	41	(379)	(445)	(1,273)

Total revenues	115,784	111,839	465,697	431,693

Expenses:
Net losses and loss adjustment expenses(1)	27,492	26,156	103,124	95,830

Net commissions, brokerage and other underwriting expenses	56,542	55,606	227,412	216,560
Interest expense	724	738	2,918	3,669

Total expenses	84,758	82,500	333,454	316,059

Income before income taxes	31,026	29,339	132,243	115,634

Income tax expense	9,170	7,631	39,747	32,816

Net income	$21,856	$21,708	$92,496	$82,818

Basic earnings per common share	$0.50	$0.50	$2.10	$1.90

Diluted earnings per common share	$0.49	$0.49	$2.09	$1.89

Basic weighted average shares outstanding	44,006	43,624	44,000	43,654

Diluted weighted average shares outstanding	44,259	43,935	44,267	43,922

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data and ratios)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Underwriting Results:

Gross written premiums:
Contract	$65,227	$64,511	$305,624	$285,157
Commercial	31,780	32,137	134,828	134,871
Fidelity and other	6,751	6,761	31,208	31,328

	$103,758	$103,409	$471,660	$451,356

Net written premiums:
Contract	$52,405	$55,688	$266,749	$247,987
Commercial	30,166	31,010	130,332	130,314
Fidelity and other	6,751	6,761	31,208	31,328

	$89,322	$93,459	$428,289	$409,629

Net earned premiums	$103,899	$101,915	$421,506	$393,642
Net losses and loss adjustment expenses(1)	27,492	26,156	103,124	95,830
Net commissions, brokerage and other underwriting expenses	56,542	55,606	227,412	216,560

Underwriting income	19,865	20,153	90,970	81,252
Net investment income	11,844	10,303	44,636	39,324
Net realized investment gains (losses)	41	(379)	(445)	(1,273)
Interest expense	724	738	2,918	3,669

Income before income taxes	31,026	29,339	132,243	115,634
Income tax expense	9,170	7,631	39,747	32,816

Net income	$21,856	$21,708	$92,496	$82,818

Loss ratio(1)	26.5%	25.7%	24.5%	24.3%
Expense ratio	54.4%	54.6%	54.0%	55.0%

Combined ratio(1)	80.9%	80.3%	78.5%	79.3%

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Cash Flow Data:

Net cash provided by operations	$37,885	$43,723	$129,206	$124,248

	December 31,	December 31,
	2007	2006
Consolidated Balance Sheet Data:
Invested assets and cash	$1,024,826	$897,285
Intangible assets, net	138,785	138,785
Total assets	1,507,654	1,368,333

Insurance reserves	731,772	688,027
Debt	30,791	30,690
Total stockholders’ equity	667,705	565,902

Book value per share	$15.13	$12.90

Outstanding shares	44,121	43,872

Notes to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. Nominal revisions of prior year reserves for the three months ended December 31, 2007 resulted in a 0.1 percentage point increase of the loss ratio for the three months then ended. The revision of prior year reserves for the three months ended December 31, 2006 had no impact on the loss ratio. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were a reduction of $5.1 million, or 1.2 percentage points, and a reduction of $5.3 million, or 1.4 percentage points for the years ended December 31, 2007 and 2006, respectively.